Exhibit 99.1

AZZ incorporated Signs Agreement to Acquire

Illinois, Indiana, Minnesota and Oklahoma

Galvanizing Facilities

Acquisition of multi-facility AAA Galvanizing will complement our recent entry in upper Midwest and provide for additional growth and expansion opportunities

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Joe Diaz or Robert Blum
Internet: www.lythampartners.com

April 1, 2008 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced the signing of an asset purchase agreement with AAA Industries, Inc., a privately held company, to acquire substantially all of the assets related to AAA’s galvanizing operations. The acquisition with a purchase price of approximately $85 million will be paid for in cash. AAA operates seven galvanizing facilities with locations in Joliet, Peoria, Dixon and Cicero Illinois, Hamilton Indiana, Winsted Minnesota and Chelsea Oklahoma. While the Cicero Illinois facility was not acquired by AZZ, it will be closed effective April 1, 2008, and the operations will be consolidated with the Joliet Illinois facility. The acquisition will compliment AZZ’s previous move into this geographic territory in November of 2006 with the multi facility acquisition of Witt Galvanizing. This acquisition should provide an additional potential for continued growth and expansion of the Galvanizing Services Segment of AZZ incorporated.

“This not only represents a multiple facility addition to our network of plants, but significantly strengthens our marketing and customer service opportunities in this strategic area. It is indeed a privilege to purchase operations that have such a rich regional heritage and one that has enjoyed impressive growth while providing an outstanding level of quality and customer service. Certainly the pride and integrity with which it has been operated is consistent with the philosophy and methodology that AZZ employs in its current operations. We anticipate that it will be accretive to earnings per share in the first year of operation of approximately 10 cents, and should add in excess of $50 million in revenues. The anticipated favorable impact on the outlook and guidance for Fiscal 2009 for the eleven months of the consolidated operations, combined with details of the financing arrangements will be discussed in detail during our upcoming regularly scheduled quarterly conference call on April 4, 2008. We appreciate the opportunity to continue the proud tradition of service that has been sustained by AAA founder and CEO Laxman Alreja,” stated David H. Dingus, president and chief executive officer of AZZ incorporated.

AAA was originally founded in 1993 by Mr. Alreja with the initial facility in Joliet Illinois. Through a series of acquisitions and building of new facilities, it has grown into a dominant player in its primary served markets. It will be the intent of AZZ to service the Cicero customers from one highly efficient strategically located customer service facility in Joliet. All remaining facilities will continue to operate in the same manner as was conducted prior to the acquisition. With the addition of these facilities, the network of Galvanizing operations of AZZ will grow to 20, clearly the largest provider of after fabrication hot dip galvanizing in North America.

In conjunction with the acquisition, the Company also completed a Private Placement of 10 Year 6.24 percent unsecured Senior Notes in the amount of $100 million, the details of which have been provided in the company’s Form 8-K filing with the SEC. These Senior Notes facilitated the acquisition of the AAA galvanizing operations.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as, a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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